Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Executive Vice President and Chief Financial Officer (919) 862-1000	G. Michael Freeman Associate Vice President, Investor Relations and Corporate Communications (919) 862-1000

SALIX PHARMACEUTICALS REVIEWS AMERICAN

ASSOCIATION FOR THE STUDY OF LIVER DISEASES ANNUAL MEETING

Data Demonstrate Protective Effect and Durability of Rifaximin for Maintenance of Remission of Hepatic Encephalopathy

Data Demonstrate Rifaximin Significantly Improved Critical Flicker Frequency and Time-Weighted CFF Correlated with Overt Hepatic Encephalopathy

BOSTON, MA, November 2, 2009 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announces that the 60th Annual Meeting of the American Association for the Study of Liver Diseases is the venue for two presentations describing the investigation of rifaximin for the maintenance of remission from hepatic encephalopathy. The Liver Meeting® is being held in Boston, Saturday, October 31 – Tuesday, November 3, 2009.

The Protective Role of Rifaximin (550 mg tablet, 1100 mg daily) from Hepatic Encephalopathy Observed in a Double-Blind Placebo-Controlled Study is Substantiated and Durable Over the Long Term

(Poster Presentation # 305, F. Poordad, et al.)

Dr. Fred Poordad and colleagues presented the results of an analysis of the protective effect and the durability analyses of rifaximin treatment in the maintenance of remission in hepatic encephalopathy (HE) in an open label maintenance study (OLM). A randomized, double-blind trial (RCT) of 299 subjects demonstrated that rifaximin 550 mg BID significantly reduced the risk of a breakthrough HE episode by 57.9% (p<0.0001) in cirrhotic patients with a history of two or more overt HE episodes (Conn score equal to or greater than two) within 12 months before study enrollment. Subjects from the RCT, as well as new subjects (with a history of one or more HE episodes with Conn score equal to or greater than two within 12 months), were enrolled in the OLM. Patients received 550 mg rifaximin BID and lactulose use was permitted. Breakthrough HE as defined as an increase to a Conn score equal to or more than two; or, if the baseline Conn score was zero, an increase of 1 each in Conn score and asterixis grade. In the OLM 266 patients had post baseline data (70 rifaximin and 82 placebo patients from the RCT and 114 new patients.) In the OLM rifaximin demonstrated a significantly protective effect (p<0.0001) compared to prior placebo experience in the time to first HE breakthrough for the 82 placebo patients from the RCT. Additionally, the estimates of time to first HE breakthrough for the 196 patients new to rifaximin (114 new plus 82 PBO from RCT) were equivalent to estimates of time for patients who had HE breakthrough in the RCT rifaximin group. 60 rifaximin patients who maintained remission throughout the RCT were followed in the OLM for up to 680 days of rifaximin therapy with a mean exposure of 482 days.

“Phase 3 study results have clearly demonstrated that rifaximin is effective in the treatment of hepatic encephalopathy (HE),” said Fred Poordad, M.D., Chief of Hepatology and Liver Transplantation at the Comprehensive Transplant Center at Cedars-Sinai Medical Center in Los Angeles. “The data from this particular analysis further substantiate the highly significant protective effect of rifaximin in minimizing breakthrough HE episodes and show that the effect from rifaximin was durable over the long term for the maintenance of HE remission. These promising results suggest that rifaximin will be an important addition to the treatment arena of hepatic encephalopathy.”

Rifaximin (550 mg, twice daily) Significantly Improved Critical Flicker Frequency and Time-Weighted CFF Correlated with Overt Hepatic Encephalopathy as Assessed by Conn Score in a Six-Month Study

(Poster Presentation # 306, M.R. Brown, et al.)

Dr. Robert Brown and colleagues presented results of an analysis of the effect of rifaximin treatment on critical flicker frequency (CFF) response and the association between quantitative CFF results and breakthrough overt hepatic encephalopathy (HE) episodes, as assessed by Conn score (CS). This randomized, double-blind, placebo-controlled trial evaluated rifaximin 550 mg BID for six months in patients (140 rifaximin and 159 placebo) with history of two or more episodes of HE (Conn score equal or greater than two) within prior six months and were in remission (Conn score 0 or 1) at baseline. 104 patients experienced HE breakthrough episodes and 194 patients maintained remission. CFF was measured at baseline and biweekly during the study. An area under the curve analysis for CFF over time was normalized by exposure time (time-weighted average or TWA). The correlation between TWA and the presence or absence of a breakthrough HE episode was analyzed. Mean changes from baseline showed significantly improved CFF in the rifaximin group compared to placebo (p=0.0320). The difference between the frequency distributions of CFF TWA in breakthrough HE epidoses versus remission was statistically significant (p<0.0001), with a significant correlation between mean TWA and breakthrough HE episodes (p<0.0001).

“The Critical Flicker Frequency (CFF) test measures eye and brain function during visual stimulation and is known to be impaired (lower Hz) in patients with hepatic encephalopathy (HE),” said Robert S. Brown, Jr., M.D., M.P.H., Frank Cardile Professor of Medicine at the Columbia University College of Physicians and Surgeons and Chief, Division of Abdominal Organ Transplantation, New York-Presbyterian Hospital, New York. “The CFF test independently predicted breakthrough HE occurrences which underscores the utility of quantitative CFF results in predicting and managing breakthrough overt HE. The study results demonstrate rifaximin therapy significantly improved CFF performance versus placebo and could be used prophylactically to prevent breakthrough HE.”

About Hepatic Encephalopathy

Hepatic encephalopathy (HE) is a neurological disorder caused by chronic liver failure resulting in cognitive, psychiatric, and motor impairments.1 The condition encompasses a wide spectrum of often reversible neuropsychiatric abnormalities caused by the inability of the liver to remove toxic products in the gut, most notably ammonia produced by bacteria.2 When toxins reach the central nervous system, this condition can result in symptoms ranging in severity from mild cerebral function deficits to coma and characterized by disruption in sleep patterns, changes in personality and intellectual capacity, high blood ammonia levels, altered neuromuscular activity and electroencephalogram (EEG) abnormalities.3,4

About XIFAXAN® (rifaximin)

Rifaximin is a gut-selective antibiotic with negligible systemic absorption (<0.4%) and broad-spectrum activity in vitro against both gram-positive and gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo.

Rifaximin tablets 200 mg, which Salix markets in the United States under the trade name XIFAXAN® (rifaximin) tablets 200 mg, currently is approved for the treatment of patients, 12 years of age or older, with travelers’ diarrhea caused by non–invasive strains of Escherichia coli. XIFAXAN (rifaximin) is a gut–selective antibiotic with negligible systemic absorption (<0.4%) and broad–spectrum activity in vitro against both gram–positive and gram–negative pathogens. Rifaximin has a similar tolerability profile to that of placebo and has activity against the most common TD pathogens. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (versus 19.7%), headache 9.7% (versus 9.2%), abdominal pain 7.2% (versus 10.1%) and rectal tenesmus 7.2% (versus 8.8%).

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, NC, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix also markets OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, METOZOLVTM ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, on Salix products, including BOXED WARNINGS for OSMOPREP, VISICOL and METOZOLV, please visit www.salix.com.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of clinical trials and regulatory review of new drug applications; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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